Exhibit 99.1
Investor Contact:	Michael J. Zimmerman, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Katie Monfre, (414) 347-2650, katie_monfre@mgic.com
Wisconsin OCI Grants MGIC Regulatory Capital Waiver
and Approves Revised MIC Business Plan
MILWAUKEE (December 3, 2009) — MGIC Investment Corporation’s (NYSE: MTG) principal subsidiary Mortgage Guaranty Insurance Corporation (“MGIC”) today announced that the Office of the Commissioner of Insurance for the State of Wisconsin (“OCI”) has waived, until December 31, 2011, the requirement that MGIC maintain a specific level of minimum regulatory capital to write new mortgage guaranty policies. The waiver is a further step in implementing the company’s plan to continue to write new business through a combination of MGIC and its wholly owned subsidiary, MGIC Indemnity Corporation (“MIC”). The OCI also approved a change in MIC’s business plan under which MIC will write new business only in jurisdictions where MGIC does not meet minimum capital requirements similar to those waived by the OCI and does not obtain a waiver of those requirements from that jurisdiction’s regulatory authority. In addition to Wisconsin, 16 other jurisdictions have such minimum capital requirements while the remaining jurisdictions in which MGIC does business do not have specific capital requirements applicable to mortgage insurers. The waiver may be modified, terminated, or extended by the OCI in its sole discretion.
Curt S. Culver, CEO and Chairman of the Board of MGIC and MGIC Investment Corporation, said that the OCI’s actions are an important step in enabling the company to support the US housing market by continuing to write new insurance on a nationwide basis. Culver added that he appreciates the efforts of the OCI in reviewing and approving the revised business plan and the waiver.
As previously disclosed, Fannie Mae approved MIC as an eligible insurer through December 31, 2011 in the jurisdictions in which MIC may write insurance under its changed business plan approved by the OCI. Fannie Mae’s approval was subject to certain conditions, including the OCI waiving the minimum regulatory capital requirement for MGIC to continue to write new business. MIC, which was recently capitalized by MGIC with $200 million, will insure new loans under the same policy terms and conditions as MGIC and will utilize MGIC’s resources for sales, operational and other services. MGIC is still working with Freddie Mac to obtain approval of MIC as an eligible insurer.
The OCI’s order waiving the specific level of minimum regulatory capital, which contains further information about the OCI’s actions, is contained in the Form 8-K Report to be filed with the Securities and Exchange Commission today.
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $216.8 billion primary insurance in force covering 1.4 million mortgages as of September 30, 2009. MGIC serves over 3,300 lenders with locations across the country, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Frequently Asked Questions
Q.	How will the company be structured?

A.	MGIC Investment Corporation (NYSE: MTG) will remain the publicly traded parent company. MGIC Indemnity Corporation (MIC) is an existing, wholly owned subsidiary of Mortgage Guaranty Insurance Corporation (MGIC). MIC will begin to write new insurance in jurisdictions where MGIC ceases writing insurance because it no longer meets the applicable regulatory capital requirements and has not obtained a waiver of such requirements. MGIC will continue to write insurance in all other jurisdictions.

Before writing new insurance, MIC must obtain authorization from the Office of the Commissioner of Insurance for the State of Wisconsin (OCI) and new or updated licenses in the jurisdictions where it will transact business. To comply with the requirements of certain jurisdictions, MIC will reinsure a portion of its new business with affiliates.

Q.	Why will MIC write new insurance?

A.	As we continue to be impacted by the current economic environment and other factors, MGIC’s challenge lies with increasing delinquencies and slow run-off of existing insurance in force which has created the risk that MGIC may not meet the specific level of minimum regulatory capital required to insure new loans. In order to continue writing new business on an uninterrupted basis in jurisdictions that do not waive their regulatory capital requirements or do not have the authority to waive those requirements, we are moving forward with the plan to write business using a combination of MIC, which meets those capital requirements, and MGIC.

A failure to meet the specific minimum regulatory capital requirements to insure new business does not mean that MGIC does not have sufficient resources to pay claims on its insurance. Even in scenarios in which losses materially exceed those that would result in not meeting such requirements, we believe that we have claims paying resources at MGIC that exceed our claim obligations on our insurance in force. Our estimates of our claims paying resources and claim obligations are based on various assumptions, including our anticipated rescission activity.

Q.	How do policyholders and shareholders benefit from business being written by MIC?

A.	MGIC will benefit from the mortgage insurance business conducted by MIC, its wholly owned subsidiary. With our changed underwriting guidelines and premium pricing, we expect our new insurance writings in both MGIC and MIC to be of high quality and profitable.

Q.	What OCI approval was required to write insurance through a combination of MGIC and MIC?

A.	MGIC and MIC needed to notify the OCI in advance of all the terms of MIC’s plan to write new business and MGIC’s agreement to capitalize and provide business services to MIC. The OCI did not disapprove the previously announced original business plan to write all new business through MIC and has permitted the change in the plan to write new insurance using a combination of MGIC and MIC.

The OCI will continue to regulate both MIC and MGIC. However, in order for lenders to deliver loans to a GSE with MIC or MGIC insurance, the GSE must approve MIC as an eligible mortgage insurer and continue MGIC as an eligible mortgage insurer. As announced on October 16, 2009, Fannie Mae has approved MIC as an eligible insurer through December 31, 2011. Freddie Mac has indicated that it needs additional analysis before it makes a decision regarding MIC. MGIC remains an insurer approved by both Fannie Mae and Freddie Mac.

Q.	Did the OCI place any conditions on MIC in conjunction with its approval?

A.	Under action by the OCI in connection with MIC’s business plan:
•	the OCI must approve any dividends or other transfer of capital out of MIC,

•	the OCI must approve all material changes in MIC’s underwriting guidelines and business plan, and

•	on or about December 1, 2011, the OCI will undertake a review of MIC’s financial condition and operating history for purposes of determining whether these restrictions will remain in place.
Q.	What happens next?

A.	The next steps are as follows:
•	work to obtain Freddie Mac’s decision on its approval of MIC as an eligible insurer,

•	work to secure or update licenses as necessary for MIC to begin writing business, and

•	request waivers on behalf of MGIC from the other jurisdictions that have minimum capital requirements, if waivers are permitted.
Q.	What will determine whether insurance is written by MGIC or MIC?

A.	We plan to continue to write business in MGIC, except in jurisdictions where MGIC does not meet applicable capital requirements and does not obtain a waiver of those requirements. If MGIC has not obtained a waiver, MGIC will stop writing new business in that jurisdiction and MIC will begin to write business there. The plan is that during the first quarter of 2010 MIC will meet applicable requirements in all jurisdictions in which it may write business.

Q.	How will the revised business plan impact Insurer Financial Strength ratings and the insurance of GSE loans?

A.	We have apprised the rating agencies of our plan to write business through a combination of MGIC and MIC. We are currently under remediation plans with both GSEs which have temporarily suspended their requirement that an eligible mortgage insurer maintain at least a rating of AA-/Aa3. We believe that both GSEs rely more on their own internal counter-party risk analysis versus relying solely upon the rating agencies’ counter-party assessments.

Q.	Who will lead MIC?

A.	Officers of MGIC are also officers of MIC and will manage MIC’s business.

Q.	What does this mean for MGIC’s customers?

A.	Our goal is to make implementation of our plan as seamless as possible to our customers. Both MGIC and MIC will use the same policy terms, rates and forms. Prior to MIC writing new business, customers will receive a MIC master policy that is the same as their existing MGIC master policy. We will not require customers to distinguish between MGIC and MIC when ordering insurance, remitting premiums, submitting claims or otherwise doing business with us. For example, when ordering insurance, we will automatically determine whether MGIC or MIC will issue the appropriate insurance commitment/certificate.
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Statements regarding our plans to use MIC to write new business, including statements regarding MGIC’s and MIC’s ability to write new mortgage insurance without interruption, statements about MGIC’s ability to honor both its existing and future claim obligations, statements regarding the expected quality and profitability of our new insurance and the other forward looking statements in this press release could be affected by the risk factors below and the other risk factors filed with our periodic reports to the Securities and Exchange Commission. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These risk factors may also cause future events to differ materially from the forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as we “believe”, “anticipate” or “expect”, words such as we or another party “will” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.
While our plan to write new insurance in MGIC Indemnity Corporation (“MIC”) is moving forward, we cannot guarantee that even if it is implemented it will allow us to continue to write new insurance in the future.
     For some time, we have been working to implement a plan to write new mortgage insurance in MIC, which is driven by our belief that in the future MGIC will not meet minimum regulatory capital requirements to write new business and may not be able to obtain appropriate waivers of these requirements in all jurisdictions in which they are present. Absent the waiver granted by the Office of the Commissioner of Insurance for the State of Wisconsin (“OCI”) referred to below, a failure to meet Wisconsin’s minimum capital requirements would have prevented MGIC from writing new business anywhere. Also, absent a waiver in a particular jurisdiction, failure of MGIC to meet minimum capital requirements of that jurisdiction would prevent MGIC from writing business there. In addition to Wisconsin, these minimum capital requirements are present in 16 jurisdictions while the remaining jurisdictions in which MGIC does business do not have specific capital requirements applicable to mortgage insurers. Before MIC can begin writing new business, the OCI must specifically authorize MIC to do so and MIC must obtain or update licenses in the jurisdictions where it will transact business. In addition, as a practical matter, MIC’s ability to write mortgage insurance depends on being approved as an eligible mortgage insurer by Fannie Mae and/or Freddie Mac (together, the “GSEs”).
     On October 14, 2009, we, MGIC and MIC entered into an agreement (the “Fannie Mae Agreement”) with Fannie Mae under which MGIC agreed to contribute $200 million to MIC and Fannie Mae approved MIC as an eligible mortgage insurer through December 31, 2011 subject to the terms of that Agreement. The contribution to MIC was made on October 21, 2009. Under the Fannie Mae Agreement, MIC will be eligible to write mortgage insurance only if the OCI grants MGIC a waiver from Wisconsin’s minimum capital requirements to write new business and only in those 16 other jurisdictions in which MGIC cannot write new insurance due to MGIC’s failure to meet regulatory capital requirements applicable to mortgage insurers and if MGIC fails to obtain relief from those requirements or a specified waiver of them. On December 2, 2009, the OCI issued an order waiving, until December 31, 2011, the requirement that MGIC maintain a specific level of minimum policyholders position to write new business. The waiver may be modified, terminated or extended by the OCI in its sole discretion. We expect MGIC will be able to obtain waivers in a number of the other jurisdictions such that MGIC, rather than MIC, will write new business there. The Fannie Mae Agreement, including certain restrictions imposed on us, MGIC and MIC, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the Securities and Exchange Commission on October 16, 2009.

     We have been working closely with Freddie Mac to approve MIC as an eligible mortgage insurer. Freddie Mac has informed us that they will need additional analysis prior to approving MIC as an eligible mortgage insurer. This analysis could take some time to complete. There can be no assurance that Freddie Mac will approve MIC as an eligible mortgage insurer.
     In July 2009, the OCI approved a transaction under which MGIC would have contributed more than $200 million to MIC and MIC would have written mortgage insurance in all jurisdictions in place of MGIC. On December 2, 2009, the OCI approved a change to this transaction under which MIC will be eligible to write new mortgage guaranty insurance policies only in jurisdictions where MGIC does not meet minimum capital requirements similar to those waived by the OCI and does not obtain a waiver of those requirements from that jurisdiction’s regulatory authority. The OCI must still specifically authorize MIC to begin writing new business before MIC can do so. There can be no assurance that we will be able to obtain, in a timely fashion or at all, the approval from OCI necessary for MIC to write new insurance in any jurisdiction. Similarly, there can be no assurances that MIC will receive the necessary approvals from any or all of the jurisdictions in which MGIC would be prohibited from doing so due to MGIC’s failure to meet applicable regulatory capital requirements.
     Under the Fannie Mae Agreement, MIC has been approved as an eligible mortgage insurer by Fannie Mae only though December 31, 2011. Whether MIC will continue as an eligible mortgage insurer after that date will be determined by Fannie Mae’s mortgage insurer eligibility requirements then in effect. Further, under the Fannie Mae Agreement MGIC cannot capitalize MIC with more than a $200 million contribution without prior approval from Fannie Mae, which limits the amount of business MIC can write. We believe that the amount of capital that MGIC has contributed to MIC will be more than sufficient to write business for the term of the Fannie Mae Agreement in the jurisdictions in which MIC is eligible to do so. Depending on the level of losses that MGIC experiences in the future, however, it is possible that regulatory action by one or more jurisdictions, including those that do not have specific regulatory capital requirements applicable to mortgage insurers, may prevent MGIC from continuing to write new insurance in some or all of the jurisdictions in which MIC is not eligible to write business.
     A failure to meet the specific minimum regulatory capital requirements to insure new business does not mean that MGIC does not have sufficient resources to pay claims on its insurance. Even in scenarios in which losses materially exceed those that would result in not meeting such requirements, we believe that we have claims paying resources at MGIC that exceed our claim obligations on our insurance in force. Our estimates of our claims paying resources and claim obligations are based on various assumptions, including our anticipated rescission activity.
Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
     The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac. As a result, the business practices of the GSEs affect the entire relationship between them and mortgage insurers and include:
•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation) when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs.
     In September 2008, the Federal Housing Finance Agency (“FHFA”) was appointed as the conservator of the GSEs. As their conservator, FHFA controls and directs the operations of the GSEs. The appointment of FHFA as conservator, the increasing role that the federal government has assumed in the residential mortgage market, our industry’s inability, due to capital constraints, to write sufficient business to meet the needs of the GSEs or other factors may increase the likelihood that the business practices of the GSEs change in ways that may have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. Such changes may allow the GSEs to reduce or eliminate the level of private mortgage insurance coverage that they use as credit enhancement. The Obama administration has announced that it will announce its plans regarding the future of the GSEs in early 2010.
     For a number of years, the GSEs have had programs under which on certain loans lenders could choose a mortgage insurance coverage percentage that was only the minimum required by their charters, with the GSEs paying a lower price for these loans (“charter coverage”). The GSEs have also had programs under which on certain loans they would accept a level of mortgage insurance above the requirements of their charters but below their standard coverage without any decrease in the purchase price they would pay for these loans (“reduced coverage”). In September 2009, Fannie Mae announced that, effective January 1, 2010, it would expand broadly the types of loans eligible for charter coverage. Fannie Mae’s announcement also said it would eliminate its reduced coverage program in the second quarter of 2010. During the third quarter of 2009, a majority of our volume was on loans with GSE standard coverage, a substantial portion of our volume has been on loans with reduced coverage, and a minor portion of our volume has been on loans with charter coverage. We charge higher premium rates for higher coverages. To the extent lenders selling loans to Fannie Mae choose charter coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.
     Both of the GSEs have policies which provide guidelines on terms under which they can conduct business with mortgage insurers with financial strength ratings below Aa3/AA-. For information about how these policies could affect us, see the risk factor contained in our Form 10-Q Report for the quarter ended September 30, 2009 titled “MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.”
A downturn in the domestic economy or a decline in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.
     Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues affecting lenders or other factors. The residential mortgage market in the United States has for some time experienced a variety of worsening economic conditions, including a material decline in housing values that has been nationwide, with declines continuing in a number of areas. The recession that began in December 2007 may result in further deterioration in home values and employment. In addition, even were this recession to end formally, home values may continue to deteriorate and unemployment levels may continue to increase or remain elevated.
Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.
     We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent what we believe best reflect the estimate of what will actually be paid on the loans in default as of the reserve date and incorporates mitigation from rescissions.
     The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, a drop in housing values that could materially reduce our ability to mitigate potential loss through property acquisition and resale or expose us to greater loss on resale of properties obtained through the claim settlement process and mitigation from rescissions being materially less than assumed. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.
We may not continue to realize benefits from rescissions at the levels we have recently experienced and we may not prevail in proceedings challenging whether our rescissions were proper.
     Historically, claims submitted to us on policies we rescinded were not a material portion of our claims resolved during a year. However, beginning in 2008 rescissions have materially mitigated our paid losses. For the first three quarters of 2009 rescissions mitigated our paid losses by $839 million, which includes amounts that would have resulted in either a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer. While we have a substantial pipeline of claims investigations that we expect will eventually result in future rescissions, we can give no assurance that rescissions will continue to mitigate paid losses at the same level we have recently experienced. In addition, if the insured disputes our right to rescind coverage, whether the requirements to rescind are met ultimately would be determined by arbitration or judicial proceedings. Objections to rescission may be made several years after we have rescinded an insurance policy. We are not involved in arbitration or judicial proceedings regarding a material amount of our rescissions. However, we continue to have discussions with lenders regarding their objections to rescissions that in the aggregate are material.
     In addition, our loss reserving methodology incorporates the effects rescission activity are expected to have on the losses we will pay on our delinquent inventory. A variance between ultimate actual rescission rates and these estimates could materially affect our losses. See the risk factor titled “Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.”
Your ownership in our company may be diluted by additional capital that we could raise or if the holders of our convertible debentures convert their debentures into shares of our common stock.

     We have filed, and the SEC has declared effective, a shelf registration statement that would allow us to sell up to $850 million of common stock, preferred stock, debt and other types of securities. While we have no current plans to sell any securities under this registration statement, any capital that we do raise through the sale of common stock or equity or equity-linked securities senior to our common stock or convertible into our common stock will dilute your ownership percentage in our company and may decrease the market price of our common shares. Furthermore, the securities may have rights, preferences and privileges that are senior or otherwise superior to those of our common shares.
     We have approximately $390 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have elected to defer the payment of a total of approximately $35 million of interest on these debentures. We may also defer additional interest in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also converted into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures.